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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE                                              PRESS RELEASE

FOR MORE INFORMATION, CONTACT:
Glenn A. Forbes
Chief Financial Officer
(203) 341-4264


       PLAYTEX PRODUCTS SUCCESSFULLY COMPLETES NEGOTIATIONS TO AMEND BANK
                                   AGREEMENTS

WESTPORT, CT (DECEMBER 18, 2000) - PLAYTEX PRODUCTS, INC. (NYSE: PYX), a leading diversified personal care and consumer products company, has successfully completed negotiations to amend its bank agreements. Under the terms of the amended agreements, certain financial covenants were modified effective with the fourth quarter of 2000. In addition, the Company will pay an additional 75 basis points on its Term A Loan and Revolving Credit Facility, an additional 50 basis points on its Special Term Loan, and an amendment fee.

Additionally, the Company has recently entered into two interest rate swap agreements, which set the LIBOR rate on $300.0 million of the Company's variable indebtedness at an average rate of 6.365% for a majority of 2001. This results in fixing the interest rate on approximately 94% of the Company's total indebtedness.

"With positive support from our lending partners, we were able to re-establish covenant levels that give the Company sufficient operating room," stated Glenn Forbes, Playtex's CFO. "The increase in interest rates is fair and reasonable in today's lending market. We are also pleased to have been able to enter into favorable interest rate protection agreements compared to current rates that also minimize the variability of interest expense in 2001."

The Company estimates that the effect of the increased interest expense under the amended bank agreements will impact the Company's earnings in 2001 by approximately $.02.

Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of personal care and consumer products, including PLAYTEX infant feeding products, BINKY, WET ONES, BABY MAGIC, DIAPER GENIE, MR. BUBBLE, PLAYTEX tampons, BANANA BOAT, WOOLITE rug and upholstery cleaning products, PLAYTEX GLOVES, BINACA and OGILVIE.


THE MATTERS DESCRIBED HEREIN CONTAIN FORWARD-LOOKING STATEMENTS THAT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE A NUMBER OF RISKS, UNCERTAINTIES OR OTHER FACTORS BEYOND THE COMPANY'S CONTROL, WHICH MAY CAUSE MATERIAL DIFFERENCES IN ACTUAL RESULTS, PERFORMANCE OR OTHER EXPECTATIONS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, INTEREST RATES, COMPETITIVE MARKET PRESSURES, THE LOSS OF A SIGNIFICANT CUSTOMER, RAW MATERIAL AND MANUFACTURING COSTS, CAPACITY LIMITATIONS, THE ABILITY TO INTEGRATE ACQUISITIONS, ADVERSE PUBLICITY AND PRODUCT LIABILITY CLAIMS, CAPITAL STRUCTURE, THE IMPACT OF WEATHER CONDITIONS ON SALES, AND OTHER FACTORS DETAILED IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE SUCH INFORMATION.

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